Exhibit 15.1
[Letterhead of Conyers Dill & Pearman]
May 15, 2009

VanceInfo Technologies Inc.	DIRECT LINE:	(852) 2842 9511
	E-MAIL:	david.lamb@conyersdillandpearman.com
3/F, Building 8	OUR REF:	DML/lg/292176 (M#872423)
Zhongguancun Software Park, Haidian District	YOUR REF:
Beijing, PRC 100193
Re: VanceInfo Technologies Inc.
Dear Sirs,
We consent to the reference to our firm under the headings “Item 10.E — Additional Information — Taxation” in VanceInfo Technologies Inc.’s Annual Report on Form 20-F for the year ended December 31, 2008 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May 2009. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.
Yours faithfully,
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman